Exhibit 99.1
Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 4:00 p.m. May 5, 2015

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION
RANKED #73 IN AMERICAN BANKER MAGAZINE’S SURVEY OF THE NATION’S
TOP 200 COMMUNITY BANKS

ROANOKE, VIRGINIA (May 5, 2015) - Valley Financial Corporation (NASDAQ Capital Market-VYFC), parent holding company for Valley Bank, was ranked #73 on the list of the top performing community banks and thrifts in the nation by American Banker Magazine. This year’s Top 200 Ranking was based upon the three-year average Return on Equity for the years 2012, 2013 and 2014. The ranking included all exchange-traded banks and thrifts with less than $2 Billion in total assets as of December 31, 2014 that did not have a) a leverage ratio of less than 5%, b) a Tier 1 risk-based capital ratio of less than 6%, or c) a total risk-based capital ratio of less than 10%. There were 750 institutions across the nation fitting the criteria. This is the third year in a row that Valley Financial Corporation made the Top 200 list and the Company’s ranking improved from #102 in 2014 and from #138 in 2013.

Valley Financial’s three-year average Return on Equity was 10.97% compared to the median for all 750 institutions of 6.51%. The Company’s Return on Equity for the most recent year ended December 31, 2014 was 11.54% and for the 1st Quarter of 2015, it was 12.60%.

Ellis L. Gutshall, President and CEO commented, “We are very proud to again be acknowledged as being one of the top performing community banks in the entire country and we attribute our continued success to our proven ability to build strong and enduring relationships with our customers, coupled with the “unique customer experience” that is Valley Bank. We believe this performance will only be enhanced through our merger with BNC Bancorp which is scheduled to occur in the 3rd Quarter of this year."

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road and 4003

Challenger Avenue in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.